UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 15, 2014


                          PSYCHIC FRIENDS NETWORK INC.
             (Exact name of registrant as specified in its charter)

          Nevada                       001-33968                  45-4928294
(State or other jurisdiction          (Commission               (IRS Employer
      of incorporation)               File Number)           Identification No.)

2360 Corporate Circle, Suite 400, Henderson, NV                   89074-772
   (Address of principal executive offices)                       (Zip Code)

                                 (702) 608-7360
              (Registrant's telephone number, including area code)

                                       n/a
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 17, 2014, Psychic Friends Network, Inc., a Nevada corporation ("Company"), and its wholly owned subsidiary PFN Sub Corp, a Colorado corporation ("PFN Sub"), entered into an Agreement and Plan of Merger ("Merger Agreement") with 321 Lend, Inc., a Delaware corporation ("321 Lend"), pursuant to which PFN Sub will merge into and with 321 Lend in a stock exchange transaction (the "Merger"). At the effective time of the Merger, 321 Lend will be the surviving corporation and become a wholly-owned subsidiary of the Company. The closing of the Merger is subject to various closing conditions, including the Company and 321 Lend agreeing to terms of employment for the Company's Chief Executive Officer Marc Lasky and President Michael Lasky, and 321 Lend's Johnny Tong, Chris Wu, and Shin Hwang (the "Employment Agreements").

At the effective time and as a result of the Merger, Johnny Tong, Chris Wu, and Rajin So (the "321 Lend Owners") will receive an aggregate of 18,000,000 shares of Company common stock ("Company Stock") in exchange for their shares, the officers and directors of 321 Lend shall remain in place, and the board of directors of the Company shall appoint a representative of 321 Lend to the Company's board of directors (the "321 Lend Director") in accordance with the Company bylaws. The Company Stock and the assets of 321 Lend shall be held in escrow pending 321 Lend Owners' ability to raise $500,000 in capital financing on terms acceptable to the majority of the Company's board of directors (including the 321 Lend Director) within 90 days of the effective time of the Merger (the "Capital Raise"). If the Capital Raise is unsuccessful, the Company Stock shall be canceled and returned to treasury, the 321 Lend assets shall be returned to an entity designated and controlled by the 321 Lend Director. Subsequently, the 321 Lend Director shall resign from the Company board of directors.

Upon successful completion of the Capital Raise, (i) the Company Stock and 321 Lend assets shall be released from escrow, (ii) the Company shall issue cash warrants to purchase an aggregate of 100,000,000 shares of Company common stock with a strike price of $0.02 per share, with a minimum exercise of 1,000,000 shares, and an expiration term of 7 years, to the 321 Lend Owners, (iii) the Company shall take steps to cause its shareholders to approve an increase in the size of the Company board of directors from three directors (including the 321 Lend Director) to five directors, upon which the Company board of directors shall fill the remaining two director vacancies with two representatives of 321 Lend, and (iv) the Company shall adopt the Employment Agreements.

Upon 321 Lend Owners' successful commercial launch of its website and resulting origination of its first loan to a borrower, the Company shall issue cash warrants to purchase an aggregate of 36,000,000 shares of Company common stock with a strike price of $0.05 per share, with a minimum exercise of 1,000,000 shares, and an expiration term of 7 years, to the 321 Lend Owners.

Upon 321 Lend Owners' successful origination of an aggregate of $2,500,000 in loans to borrowers, the Company shall issue cash warrants to purchase an aggregate of 72,000,000 shares of Company common stock at a price of $0.10 per share, with a minimum exercise of 1,000,000 shares, and an expiration term of 7 years, to the 321 Lend Owners.

The Merger Agreement is attached hereto as Exhibit 10 and incorporated herein by reference.

ABOUT 321 LEND

321 Lend, founded in 2014, is a development stage US peer-to-peer lending company, headquartered in San Francisco, California. 321 Lend is committed to

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developing and delivering an online lending platform that enables borrowers to obtain a fixed-rate personal loan, and investors to purchase notes backed by payments made on loans.

321 Lend's goal is to build an on online financial community that connects creditworthy borrowers with savvy investors in order to facilitate better interest rates for borrowers along with better returns for investors, by eliminating intermediation between parties. 321 Lend's platform, www.321Lend.com, is designed to be easy to use so potential members can join its community within minutes. Borrowers create listings for a fixed-rate personal loan and are then funded by investors who chose their target return and build their portfolios.

321 Lend provides transactional services including screening borrowers for loan eligibility and facilitating payments to lenders. Peer-to-peer lending is an alternative to the banking system and has significantly lower operating costs compared to traditional banking and consumer finance institutions because there are no physical branches and related infrastructure, no deposit-taking activities and an automated loan underwriting process.

321 Lend was created by a strong team of professionals from financial services, strategy consulting, technology, and consumer products.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

On July 15, 2014, the Company issued: (i) 2,000,000 shares of our common stock to our Chief Executive Officer Marc Lasky as payment in lieu of cash for $18,000 in accrued unpaid compensation, and (ii) 2,000,000 shares of our common stock to our President Michael Lasky as payment in lieu of cash for $18,000 in accrued unpaid compensation. The securities issued were exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof.

ITEM  9.01

d) Exhibits

The following exhibit is filed herewith:

Exhibit
Number                             Description
------                             -----------

10.1 AGREEMENT AND PLAN OF MERGER among PSYCHIC FRIENDS NETWORK, INC., PFN SUB CORP. and 321 LEND, INC. Dated as of July 17, 2014

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIC FRIENDS NETWORK, INC.


/s/ Marc Lasky
----------------------------------
MARC LASKY
Chief Executive Officer

Date: July 21, 2014

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